                                                                   EXHIBIT 10.13

                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT (this "Agreement") is made as of August 6, 1997, by and between FFCA ACQUISITION CORPORATION, a Delaware corporation ("FFCA"), whose address is 17207 North Perimeter Drive, Scottsdale, Arizona 85255, and NERC LIMITED PARTNERSHIP, a Delaware limited partnership ("Debtor"), whose address is 300 Pond Street, Randolph, Massachusetts 02368.

                             PRELIMINARY STATEMENT:

     Unless otherwise expressly provided herein, all defined terms used in this Agreement shall have the meanings set forth in Section 1. Debtor has requested from FFCA, and applied for, the Loans to provide long-term financing for the Premises, and for no other purpose whatsoever. Each Loan will be evidenced by a Note and secured by a first priority security interest in the corresponding Premises pursuant to a Mortgage. FFCA has committed to make the Loans pursuant to the terms and conditions of the Commitment, this Agreement and the other Loan Documents.

                                   AGREEMENT:

     In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

     1. DEFINITIONS. The following terms shall have the following meanings for all purposes of this Agreement:

     "ACTION" has the meaning set forth in Section 10.A(4).

     "ADDITIONAL ENTERPRISE VALUE FINANCING" means the additional enterprise value financing (or a modification of existing enterprise value financing) in an amount not less than $20,000,000 to Lessee from BankBoston, N.A. or any other lender acceptable to Debtor or Lessee.

     "AFFILIATE" means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, "controls," "under common control with" and "controlled by" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

     "ASSIGNMENT OF RENTS AND LEASES" or "ASSIGNMENTS OF RENTS AND LEASES" means, as the context may require, the assignment of rents and leases or assignments of rents and leases to be executed by Debtor in favor of FFCA, as the same may be amended from time to time. An Assignment of Rents and Leases will be executed for each Premises.

     "CHILI'S RESTAURANTS" means all of the Premises other than the On the Border Restaurant.

     "CLOSING" shall have the meaning set forth in Section 4.

     "CLOSING DATE" means the date specified as the closing date in Section 4.

     "CODE" means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 ET SEQ.,
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as amended.

     "COMMITMENT" means that certain Commitment Letter dated May 21, 1997 between FFCA and Lessee with respect to the transaction described in this Agreement, and any amendments or supplements thereto.

     "COUNSEL" means legal counsel to Debtor and Lessee, licensed in the state(s) in which (i) the Premises are located, (ii) Lessee is incorporated or formed and (iii) Debtor and/or Lessee maintain principal places of business, as applicable, as selected by Debtor and Lessee, as the case may be, and approved by FFCA.

     "DE MINIMIS AMOUNTS" shall mean, with respect to any given level of Hazardous Materials, that level or quantity of Hazardous Materials in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the state in which the Premises is located.

     "DISCLOSURES" has the meaning set forth in Section 13.P.

     "ENVIRONMENTAL CONDITION" means any condition with respect to soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding the Premises, whether or not yet discovered, which could or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against Debtor, Lessee or FFCA by any third party (including, without limitation, any Governmental Authority), including, without limitation, any condition resulting from the operation of Debtor's or Lessee's business and/or the operation of the business of any other property owner or operator in the vicinity of the Premises and/or any activity or operation formerly conducted by any person or entity on or off the Premises.

     "ENVIRONMENTAL INDEMNITY AGREEMENT" or "ENVIRONMENTAL INDEMNITY AGREEMENTS" means, as the context may require, the environmental indemnity agreement or environmental indemnity agreements dated as of the date of this Agreement executed by Debtor for the benefit of FFCA, as the same may be amended from time to time. An Environmental Indemnity Agreement will be executed for each Premises.

     "ENVIRONMENTAL LAWS" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to Hazardous Materials and/or the protection of human health or the environment by reason of a Release or a Threatened Release of Hazardous Materials or relating to liability for or costs of Remediation or prevention of Releases. "Environmental Laws" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. "Environmental Laws" also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a
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Governmental Authority with respect to Hazardous Materials; requiring notification or disclosure of Releases or other environmental condition of the Premises to any Governmental Authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements relating to Hazardous Materials in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to Hazardous Materials; and relating to wrongful death, personal injury, or property or other damage in connection with the physical condition or use of the Premises by reason of the presence of Hazardous Materials in, on, under or above the Premises.

     "EVENT OF DEFAULT" has the meaning set forth in Section 10.

     "EXISTING LEASES" means, collectively, all ground leases, building leases, subleases and overleases which are in existence as of the date hereof relating to the Leased Premises and all modifications, amendments and supplements thereto disclosed in the Lease Estoppel Certificate and Consents delivered with respect thereto, and all modifications, amendments and supplements consented to by FFCA pursuant to the terms of the Mortgages. The term "Existing Leases" does not include the Operating Leases.

     "EXISTING LESSORS" means the lessors under the Existing Leases.

     "FCCR AMOUNT" has the meaning set forth in Section 10.A(7).

     "FEE" means an underwriting, site assessment, valuation, processing and commitment fee equal to 1% of the sum of the Loan Amounts for all of the Premises, which Fee shall be payable as set forth in Section 3.

     "FRANCHISOR" means Brinker International, Inc., a Delaware corporation, and its successors.

     "FRANCHISOR CERTIFICATE" has the meaning set forth in Section 9.L.

     "FRANCHISOR RESTAURANT" means (i) with respect to the Chili's Restaurants, a Chili's restaurant, and (ii) with respect to the On the Border Restaurant, an On the Border restaurant.

     "GOVERNMENTAL AUTHORITY" means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, the states where the Premises are located or any political subdivision thereof.

     "HAZARDOUS MATERIALS" means (a) any toxic substance or hazardous waste, substance, solid waste or related material, or any pollutant or contaminant; (b) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contains dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent, or any petroleum product; (c) any substance, gas, material or chemical which is or may be defined as or included in the definition of "hazardous substances, " "toxic substances, " "hazardous materials, " hazardous wastes" or words of similar import under any Environmental Laws; and (d) any other chemical, material, gas or substance the exposure to or release of which is or may be prohibited, limited or regulated by any Governmental Authority that asserts or may assert jurisdiction over the Premises or the operations or activity at the Premises, or any chemical, material, gas or substance that does or may pose a hazard to the health and/or safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises.
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     "INDEMNIFIED PARTIES" has the meaning set forth in Section 12.

     "LEASED PREMISES" means those Premises identified on SCHEDULE I hereto.

     "LEASE ESTOPPEL CERTIFICATE AND CONSENTS" has the meaning set forth in
Section 9.M.

     "LEASES" means those certain Leases dated as of the date of this Agreement between Debtor and Lessee with respect to the Premises.

     "LESSEE" means NE Restaurant Company, Inc., a Delaware corporation, and its successors and permitted assigns.

     "LOAN" or "LOANS" means, as the context may require, the loan for each Premises, or the loans for all of the Premises, described in Section 2. Each Loan will be evidenced by a Note and secured by a Mortgage.

     "LOAN AMOUNT" or "LOAN AMOUNTS" means, as the context may require, the aggregate amount set forth in Section 2 or, with respect to each Premises, the individual amount set forth in EXHIBIT A.

     "LOAN DOCUMENTS" means, collectively, this Agreement, the Notes, the Mortgages, the Environmental Indemnity Agreements, the Assignments of Rents and Leases, the UCC-1 Financing Statements and all other documents executed in connection therewith or contemplated thereby.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) a Premises, including, without limitation, its operation as a Franchisor Restaurant and/or its value, (ii) Debtor's ability to perform under any of the Loan Documents, or (iii) Lessee's ability to perform under any of the Leases.

     "MORTGAGE" OR "MORTGAGES" means, as the context may require, the mortgage or mortgages dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA, as the same may be amended from time to time. A Mortgage will be executed for each Premises.

     "NONDISTURBANCE AGREEMENTS" has the meaning set forth in Section 9.M.

     "NOTE" or "NOTES" means, as the context may require, the promissory note or notes dated as of the date of this Agreement to be executed by Debtor in favor of FFCA, as such Note or Notes may be amended from time to time, including, without limitation, as a result of the payment of the FCCR Amount pursuant to
Section 10. A Note in the corresponding Loan Amount will be executed for each Premises.

     "ON THE BORDER RESTAURANT" means the Premises located at 19 Commerce Way, Woburn, Massachusetts.

     "OPERATING LEASE" or "OPERATING LEASES" means, as the context may require, the lease or leases to be executed by Debtor, as lessor, and Lessee, as lessee, for the lease or sublease, as the case may be, of the Premises. An Operating Lease will be executed for each of the Premises.

     "PARTICIPATION" has the meaning set forth in Section 13.P.

     "PERMITTED EXCEPTIONS" means those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policies issued by Title Company to FFCA and approved by FFCA in connection with the Loans.

     "PERSON" shall mean any individual, corporation, partnership, limited
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liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

     "PREMISES" means the parcel or parcels of real estate corresponding to the FFCA File Numbers, NERC PC Numbers and addresses identified on EXHIBIT A attached hereto, together with all rights, privileges and appurtenances associated therewith and all buildings, fixtures, and tangible personal property (including, without limitation, restaurant equipment) and other improvements now or hereafter located thereon (whether or not affixed to such parcels), including, without limitation, parking areas. As used herein, the term "Premises" shall mean either a singular property or all of the properties collectively, as the context may require.

     "RELEASE" means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

     "REMEDIATION" means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials.

     "SECURITIZATION" has the meaning set forth in Section 13.P.

     "THREATENED RELEASE" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Premises which may result from such Release.

     "TITLE COMPANY" means the title insurance company described in Section 4.

     "TRANSFER" has the meaning set forth in Section 13.P.

     "UCC-1 FINANCING STATEMENTS" means such UCC-I Financing Statements as FFCA shall require to be executed and delivered by Debtor and Lessee with respect to the Premises.

     2. TRANSACTION. On the terms and subject to the conditions set forth in the Loan Documents, FFCA shall make the Loans. The Loans will be evidenced by the Notes and secured by the Mortgages. Debtor shall repay the outstanding principal amount of the Loans together with interest thereon in the manner and in accordance with the terms and conditions of the Notes and the other Loan Documents. The aggregate Loan Amount shall be $22,400,000.00 allocated among the Premises as set forth on the attached Exhibit A. The Loans shall be advanced at the Closing in cash or otherwise immediately available funds subject to any prorations and adjustments required by this Agreement. Each Premises will be leased to Lessee pursuant to an Operating Lease and Debtor will assign each Operating Lease to FFCA pursuant to a Mortgage and an Assignment of Rents and Leases.

     3. UNDERWRITING, SITE ASSESSMENT, VALUATION, PROCESSING AND COMMITMENT FEE. Lessee paid FFCA one-half of the Fee pursuant to the Commitment, and such portion was deemed fully earned when received. The remainder of the Fee shall be paid at the Closing and shall be deemed nonrefundable and fully earned upon the Closing. The Fee constitutes FFCA's underwriting, site assessment, valuation, processing and commitment fee.
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     4. CLOSING. (a) The Loan shall be closed (the "Closing") within 10 days following the satisfaction of all of the terms and conditions contained in this Agreement, but no later than August 29, 1997 (the date on which the Closing is scheduled to occur is referred to herein as the "Closing Date"). Notwithstanding anything to the contrary contained in this Agreement, Debtor's obligation to close the transaction contemplated hereunder is conditioned on the closing of the Additional Enterprise Value Financing occurring simultaneously with or prior to the Closing.

     (b) Debtor has ordered a title insurance commitment for each Premises from Lawyers Title Insurance Corporation ("Title Company"). On or prior to the Closing Date, the parties hereto shall deposit with Title Company all documents and moneys necessary to comply with their obligations under this Agreement. Title Company shall not cause the transaction to close unless and until it has received written instructions from FFCA to do so. All costs of such transaction shall be borne by Debtor, including, without limitation, the cost of title insurance and endorsements, the attorneys' fees of Debtor, attorneys' fees and expenses of FFCA (provided that FFCA shall advise Debtor prior to the commencement of any legal work for which extraordinary fees would be payable (i.e., in excess of $80,000) and discuss with Debtor the most cost effective means to proceed), the cost of the surveys, the cost of the environmental reports to be delivered pursuant to Section 9.E, FFCA's in-house site inspection costs and fees, stamp taxes, mortgage taxes, transfer taxes, and escrow, filing and recording fees. All real and personal property and other applicable taxes and assessments and other charges relating to the Premises which are due and payable on or prior to the Closing Date as well as taxes and assessments due and payable subsequent to the Closing Date but which Title Company requires to be paid at Closing as a condition to the issuance of the title insurance policy described in Section 9.C, shall be paid by Debtor at or prior to the Closing. The Closing documents shall be dated as of the Closing Date.

     Debtor and FFCA hereby employ Title Company to act as escrow agent in connection with this transaction. Debtor and FFCA will deliver to Title Company all documents, pay to Title Company all sums and do or cause to be done all other things necessary or required by this Agreement, in the reasonable judgment of Title Company, to enable Title Company to comply herewith and to enable any title insurance policy provided for herein to be issued. Title Company is authorized to pay, from any funds held by it for FFCA's or Debtor's respective credit all amounts necessary to procure the delivery of such documents and to pay, on behalf of FFCA and Debtor, all charges and obligations payable by them, respectively. Debtor will pay all charges payable by it to Title Company. Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Debtor and FFCA or to interplead such documents and/or funds in an action brought in any such court. Deposit by Title Company of such documents and funds, after deducting therefrom its charges and its expenses and attorneys' fees incurred in connection with any such court action, shall relieve Title Company of all further liability and responsibility for such documents and funds. Title Company's receipt of this Agreement and opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of Title Company's agreement to be bound by the terms and conditions of this Agreement pertaining to Title Company. Disbursement of any funds shall be made by check, certified check or wire transfer, as directed by FFCA. Title Company shall be under no obligation to disburse any funds represented by check or draft, and no check or draft shall be payment to Title Company in compliance with any of the requirements hereof, until it is advised by the bank in which such check or draft is deposited that such check or draft has been honored. Title Company is authorized to act upon any statement
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furnished by the holder or payee, or a collection agent for the holder or payee, of any lien on or charge or assessment in connection with the Premises, concerning the amount of such charge or assessment or the amount secured by such lien, without liability or responsibility for the accuracy of such statement.
The employment of Title Company as escrow agent shall not affect any rights of subrogation under the terms of any title insurance policy issued pursuant to the provisions thereof.

     5. REPRESENTATIONS AND WARRANTIES OF FFCA. The representations and warranties of FFCA contained in this Section are being made by FFCA as of the date of this Agreement and the Closing Date to induce Debtor to enter into this Agreement and consummate the transactions contemplated herein, and Debtor has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. FFCA represents and warrants to Debtor as follows:

          A. ORGANIZATION OF FFCA. FFCA has been duly formed, is validly existing and has taken all necessary action to authorize the execution, delivery and performance by FFCA of this Agreement.

          B. AUTHORITY OF FFCA. The person who has executed this Agreement on behalf of FFCA is duly authorized so to do.

          C. ENFORCEABILITY. Upon execution by FFCA, this Agreement shall constitute the legal, valid and binding obligation of FFCA, enforceable against FFCA in accordance with its terms.

         All representations and warranties of FFCA made in this Agreement shall survive the Closing.

     6. REPRESENTATIONS AND WARRANTIES OF DEBTOR. The representations and warranties of Debtor contained in this Section are being made by Debtor as of the date of this Agreement and the Closing Date to induce FFCA to enter into this Agreement and consummate the transactions contemplated herein, and FFCA has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. Debtor represents and warrants to FFCA as follows:

          A. INFORMATION AND FINANCIAL STATEMENTS. Debtor has delivered to FFCA Lessee's financial statements (either audited financial statements or, if Debtor does not have audited financial statements, certified financial statements) and certain other information concerning Lessee, which financial statements and other information are true, correct and complete in all material respects; and no material adverse change has occurred with respect to any such financial statements and other information provided to FFCA since the date such financial statements and other information were prepared or delivered to FFCA. Debtor understands that FFCA is relying upon such financial statements and information and Debtor represents that such reliance is reasonable. All such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and accurately reflect as of the date of this Agreement and the Closing Date, the financial condition of each individual or entity to which they pertain.

          B. ORGANIZATION AND AUTHORITY OF DEBTOR AND LESSEE. (1) Each of Debtor and Lessee is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation, and qualified as a foreign corporation or limited partnership, as applicable, to do business in each of the states where the Premises are located. All necessary corporate or limited partnership action has been taken to authorize the execution, delivery and performance of this Agreement and of the other documents, instruments and agreements provided for herein.

          (2) The person(s) who have executed this Agreement on behalf of the general partner of Debtor are duly authorized so to do.

          C. ENFORCEABILITY OF DOCUMENTS. Upon execution by Debtor or Lessee, as applicable, this Agreement and the other documents, instruments and agreements to be executed in connection with this Agreement, shall constitute the legal, valid and binding obligations of Debtor and Lessee, respectively, enforceable against Debtor and Lessee in accordance with their respective terms.

          D. LITIGATION. There are no suits, actions, proceedings or investigations pending or, to the best of Debtor's knowledge, threatened against or involving Debtor, Lessee or the Premises before any court, arbitrator, or Governmental Authority which might reasonably result in any material adverse change in the contemplated business, condition, worth or operations of Debtor, Lessee or the Premises.

          E. ABSENCE OF BREACHES OR DEFAULTS. Debtor and/or Lessee are not, and the authorization, execution, delivery and performance of this Agreement and the documents, instruments and agreements provided for herein will not result, in any breach or default under any other document, instrument or agreement to which Debtor and/or Lessee are a party or by which Debtor, Lessee, the Premises or any of the property of Debtor or Lessee is subject or bound, except such breach or default which would not have a Material Adverse Effect. The authorization, execution, delivery and performance of this Agreement and the documents, instruments and agreements provided for herein will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order.

          F. UTILITIES. The Premises are served by ample public utilities to permit full utilization of the Premises for their intended purpose and all utility connection fees and use charges will have been paid in full.

          G. INTENDED USE AND ZONING; COMPLIANCE WITH LAWS. Debtor intends that Lessee will use the Premises solely for the operation of Franchisor Restaurants, and related ingress, egress and parking, and for no other purposes, other than as may be contemplated by the Mortgages. Each of the Premises are in material compliance with all applicable zoning requirements. Debtor has no actual knowledge that the use of any of the Premises as a Franchisor Restaurant constitutes a nonconforming use under applicable zoning requirements which would prevent a Franchisor Restaurant from being re-built and operated on such Premises in the event that the existing Franchisor Restaurant is subject to a casualty. The Premises comply with all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Premises, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, all applicable standards of the National Board of Fire Underwriters and the Americans With Disabilities Act of 1990 and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to Debtor or Lessee, except to the extent the failure with which to comply would not have a Material Adverse Effect.

          H. AREA DEVELOPMENT; WETLANDS. No condemnation or eminent domain proceedings affecting the Premises have been commenced or, to the best of
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     Debtor's knowledge, are contemplated. To the best of Debtor's knowledge, the areas where the Premises are located have not been declared blighted by any Governmental Authority. The Premises and/or the real property bordering the Premises are not designated by any applicable Governmental Authority as a wetlands.

          I. LICENSES AND PERMITS; ACCESS. Debtor or Lessee has all required licenses and permits, both governmental and private, to use and operate the Premises in the intended manner. There are adequate rights of access to public roads and ways available to the Premises to permit full utilization of the Premises for their intended purposes and all such public roads and ways have been completed and dedicated to public use.

          J. CONDITION OF PREMISES. The Premises, including the equipment located thereon, are of good workmanship and materials, fully equipped and operational, in good condition and repair, free from known structural defects, clean, orderly and sanitary, safe, well-lit, landscaped, decorated, attractive and well-maintained.

          K. ENVIRONMENTAL. Debtor is fully familiar with the present use of the Premises, and, to the extent that Debtor or Lessee has previously obtained a Phase I environmental report with respect to any of the Premises, Debtor has become generally familiar with the prior uses of such Premises. During the period in which Debtor or Lessee has had a fee or leasehold interest in the Premises, and except as disclosed in the reports delivered pursuant to
     Section 9.E (the "Reports"), (i) no Hazardous Materials have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred or disposed of at or on the Premises, except in De Minimis Amounts and in compliance with all applicable Environmental Laws, and (ii) no Release or Threatened Release has occurred at or on the Premises. Furthermore, Debtor has no actual knowledge that, during the period prior to Lessee's acquisition of a fee or leasehold interest in the Premises, and except as disclosed in the Reports, (i) any Hazardous Materials have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred or disposed of at or on the Premises, except in De Minimis Amounts and in compliance with all applicable Environmental Laws, or (ii) any Release or Threatened Release has occurred at or on the Premises. The activities, operations and business undertaken on, at or about the Premises during the period in which Debtor or Lessee has had a fee or leasehold interest in the Premises, including, but not limited to, any past or ongoing alterations or improvements at the Premises, are and have been in compliance with all Environmental Laws, except such noncompliance as would not have a Material Adverse Effect and except as disclosed in the Reports, and Debtor has no actual knowledge that any such activities, operations or business undertaken on, at or about the Premises during the period prior to Lessee's acquisition of a fee or leasehold interest in the Premises were not in compliance with all Environmental Laws except such noncompliance as would not have a Material Adverse Effect and except as disclosed in the Reports. No further action is required to remedy any Environmental Condition or violation of, or to be in full compliance with, any Environmental Laws, and no lien has been imposed on the Premises by any Governmental Authority in connection with any Environmental Condition, the violation or threatened violation of any Environmental Laws or the presence of any Hazardous Materials on or off the Premises during the period in which Debtor or Lessee has had a fee or leasehold interest in the Premises or, to Debtor's actual knowledge, during the period prior to Lessee's acquisition of a fee or leasehold interest in the Premises.

          There is no pending or, to the best of Debtor's knowledge, threatened litigation or proceeding before any court, administrative agency or
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     Governmental Authority in which any person or entity alleges the violation or threatened violation of any Environmental Laws or the presence, Release, Threatened Release or placement on or at the Premises of any Hazardous Materials, or of any facts which would give rise to any such action, nor has Debtor (a) received any notice (and Debtor has no actual knowledge) that any Governmental Authority or any employee or agent thereof has determined, threatens to determine or requires an investigation to determine that there has been a violation of any Environmental Laws at, on or in connection with the Premises or that there exists a presence, Release, Threatened Release or placement of any Hazardous Materials on or at the Premises, or the use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of any Hazardous Materials at or on the Premises; (b) received any notice under the citizen suit provision of any Environmental Law in connection with the Premises or any facilities, operations or activities conducted thereon, or any business conducted in connection therewith; or (c) received any request for inspection, request for information, notice, demand, administrative inquiry or any formal or informal complaint or claim with respect to or in connection with the violation or threatened violation of any Environmental Laws or existence of Hazardous Materials relating to the Premises or any facilities, operations or activities conducted thereon or any business conducted in connection therewith.

          L. TITLE TO PREMISES; FIRST PRIORITY LIEN. Fee title to each of the Premises is vested in Debtor, free and clear of all hens, encumbrances, charges and security interests of any nature whatsoever, except the Permitted Exceptions, provided that, with respect to the Leased Premises, Debtor is the holder of a leasehold interest in the land relating thereto and the holder of either a fee or leasehold interest in the buildings and improvements relating thereto, as indicated in the Lease Estoppel Certificate and Consent relating thereto. Upon Closing, FFCA shall have a first priority lien upon and security interest in Debtor's right, title and interest in and to each of the Premises pursuant to the Mortgages and the UCC-1 Financing Statements.

          M. NO OTHER AGREEMENTS AND OPTIONS. Neither Debtor, Lessee nor the Premises are subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which could or would prevent or hinder FFCA in making the Loans or prevent or hinder Debtor from fulfilling its obligations under this Agreement or the other Loan Documents, other than those agreements with Existing Lessors for which FFCA shall have received a Lease Estoppel Certificate and Consent prior to Closing and the franchise, license and/or area development agreements with Franchisor for which FFCA shall have received a Franchisor Certificate prior to Closing.

          N. NO MECHANICS' LIENS. There are no outstanding accounts payable, mechanics' liens, or rights to claim a mechanics' lien in favor of any materialman, laborer, or any other person or entity in connection with labor or materials furnished to or performed on any portion of the Premises; no work has been performed or is in progress nor have materials been supplied to the Premises or agreements entered into for work to be performed or materials to be supplied to the Premises prior to the date hereof, which will not have been fully paid for on or before the Closing Date or which might provide the basis for the filing of such liens against the Premises or any portion thereof; Debtor shall be responsible for any and all claims for mechanics' liens and accounts payable that have arisen or may subsequently arise due to agreements entered into for and/or any work performed on, or materials supplied to the Premises prior to the Closing Date; Debtor has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Premises; and Debtor shall and does hereby agree to defend, indemnify and forever hold FFCA and FFCA's designees harmless from and against any and an such mechanics' lien claims, accounts payable or other commitments relating to the Premises.

          O. NO RELIANCE. Debtor acknowledges that FFCA is not affiliated with, and has no business relationship with, Franchisor, other than landlord/tenant and/or creditor/debtor relationships unrelated to the transaction set forth in this Agreement, and that FFCA did not prepare or assist in the preparation of any of the projected financial information used by Debtor in analyzing the economic viability and feasibility of the transaction contemplated by this Agreement. Furthermore, Debtor acknowledges that it has not relied upon, nor may it hereafter rely upon, the analysis undertaken by FFCA in determining the Loan Amounts, and such analysis will not be made available to Debtor.

          P. FRANCHISOR PROVISIONS. Lessee has entered into franchise, license and/or area development agreements with Franchisor for the conduct of business at the Premises. Such franchise, license and/or area development agreements will be in full force and effect, will permit Lessee to operate the Premises as Franchisor Restaurants, and will have terms which, together with renewal options, will not expire before the scheduled maturity date of the Notes.

          Q. EXISTING LEASES. Debtor has delivered to FFCA a certified true, correct and complete copy of the Existing Leases. The Existing Leases have not been modified, amended, supplemented or otherwise revised. The Existing Leases to which Lessee is a party (which Existing Leases shall be assigned by Lessee to Debtor prior to the Closing) are the only leases or agreements between the Existing Lessors and Debtor or Lessee with respect to the Leased Premises. The Existing Leases to which Lessee is a party are in full force and effect and constitute the legal, valid and binding obligations of Lessee, enforceable against Lessee in accordance with their terms and, at Closing, such Existing Leases shall constitute the legal, valid and binding obligations of Debtor enforceable against Debtor in accordance with their terms. Debtor and Lessee have not assigned, transferred, mortgaged or hypothecated any of the Existing Leases or any interest therein, except for liens that will be released at Closing, and Debtor and Lessee have not received any notice that any of the Existing Lessors have made any assignment, pledge or hypothecation of all or any part of their interests in any of the Existing Leases. No event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default by any of the Existing Lessors, Debtor or Lessee under those Existing Leases which will be assigned to Debtor prior to Closing, except such default as would not have a Material Adverse Effect.

          R. NONCONSOLIDATION. (1) Debtor maintains correct and complete books and records of account separate from all other Persons. Where necessary or appropriate, Debtor has disclosed the nature of the transaction contemplated by the Loan Documents and Debtor's independent status to its creditors. The Premises and related restaurant equipment represent all of the assets owned or leased by Debtor as of the date hereof, and Debtor has not commingled its assets and its liabilities with those of any other Person.

          (2) Debtor maintains its own checking account or accounts with commercial banking institutions separate from other Persons.

          (3) To the extent that Debtor shares the same employees with other

     Persons, the salaries of and the expenses related to providing benefits to such employees have been fairly and nonarbitrarily allocated among such Persons, with the result that each such Person bears its fair share of the salary and benefit costs associated with all such common employees.

          (4) To the extent that Debtor jointly contracts with other Persons to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing are, and at all times shall be, fairly and nonarbitrarily allocated among such Persons, with the result that each such Person bears its fair share of such costs. To the extent that Debtor contracts or does business with vendors or service providers where the goods or services provided are or shall be partially for the benefit of other Persons, the costs incurred in so doing are fairly and nonarbitrarily allocated to or among such Persons for whose benefit the goods or services are provided, with the result that each such Person bears its fair share of such costs.

          (5) To the extent that Debtor or other Persons have offices in the same location, there is a fair, appropriate and nonarbitrary allocation of overhead among them, with the result that each such Person bears its fair share of such expenses.

          (6) Debtor has not incurred any indebtedness, secured or unsecured, direct or indirect, absolute or contingent, including, without limitation, liability for the debts of any other Person (and Debtor has not held itself out as being liable for the debts of any other Person), other than the Loans and trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances. Debtor is not a guarantor of any obligations.

          (7) Other than is contemplated herein, Debtor is not presently a party to a pledge of its assets for the benefit of other Persons. Debtor has not made any loans or advances to any third party (including any Affiliate or constituent party of Debtor).

          (8) Debtor has conducted its affairs strictly in accordance with its organizational documents including Debtor's corporate general partner's organizational documents and has observed all necessary, appropriate and customary formalities.

          (9) Debtor does not hold itself out to the public or to any of its individual creditors as being a unified entity with assets and liabilities in common with any other Person.

          (10) Debtor (i) is solvent, (ii) is able to pay its obligations as they become due and (iii) is not and shall not be engaged in any business or transaction for which its remaining capital is or may be unreasonably small.

          (11) Debtor has no actual intent to hinder, delay or defraud creditors in connection with any of the transactions contemplated herein or intent to incur (or belief that it is incurring) debts beyond its ability to pay the same as they mature.

          (12) Debtor has not, as to itself or as to other Persons, (a) commenced any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Debtor or other Persons or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Debtor or its debts or other Persons or their debts or (b) sought appointment of a receiver, trustee, custodian or other similar official for Debtor or for all or any substantial part of its or other Person's assets or made a general assignment for the benefit of Debtor's creditors.

     All representations and warranties of Debtor made in this Agreement shall survive the Closing.

     7. COVENANTS. Debtor covenants to FFCA from and after the Closing Date as follows:

          A. INSPECTIONS. Debtor shall, and Debtor shall cause Lessee to, at all reasonable times and upon reasonable prior notice from FFCA (except in the event of an emergency), (i) provide FFCA and FFCA's officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Premises, all drawings, plans, and specifications for the Premises in possession of Debtor and Lessee, all engineering reports relating to the Premises in the possession of Debtor and Lessee, the files and correspondence relating to the Premises, and the financial books and records, including lists of delinquencies, relating to the ownership, operation, and maintenance of the Premises, and (ii) allow such persons to make such inspections, tests, copies and verifications as FFCA considers necessary; provided that such access, inspections, tests, copies and verifications shall not unreasonably interfere with Lessee's business operations at the Premises.

          B. FIXED CHARGE COVERAGE RATIO. Until such time as all of Debtor's obligations under the Notes and the other Loan Documents are paid, satisfied and discharged in full, Debtor shall cause to be maintained a Fixed Charge Coverage Ratio at each of the Premises of at least 1.25:1, as determined on each December 31. For purposes of this Section, the term "Fixed Charge Coverage Ratio" shall mean with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time of (a) the sum of Net Income, Depreciation and Amortization, Interest Expense and Operating Lease Expense, less a corporate overhead allocation in an amount equal to 5% of Gross Sales, to (b) the sum of the FFCA Payments, the Equipment Payment Amount and the Ground Lease Expense.

     For purposes of this Section, the following terms shall be defined as set forth below:

          "CAPITAL LEASE" shall mean any lease of any property (whether real, personal or mixed) by Lessee with respect to the subject Premises which lease would, in conformity with generally accepted accounting principles consistently applied, be required to be accounted for as a capital lease on the balance sheet of Lessee. The term "Capital Lease" shall not include any operating lease, including, without limitation, the Operating Leases.

          "DEBT" shall mean as directly related to the subject Premises and the period of determination (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds., indentures, notes or similar instruments,
     (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations under leases which should be, in accordance with generally accepted accounting principles consistently applied, recorded as Capital Leases, and (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

          "DEPRECIATION AND AMORTIZATION" shall mean with respect to the subject Premises the depreciation and amortization accruing during any period of determination with respect to Debtor as determined in accordance with generally accepted accounting principles consistently applied.

          "EQUIPMENT PAYMENT AMOUNT" shall mean for any period of determination the sum of all amounts payable during such period of determination under all (i) leases for equipment located at the subject Premises and (ii) all loans secured by equipment located at the subject Premises.

          "FFCA PAYMENTS" shall mean with respect to the period of determination, the sum of all amounts payable under the Note corresponding to the subject Premises.

          "GROSS SALES" shall mean the sales (less any discounts) or other income arising from all business conducted at the subject Premises during the period of determination, less sales tax and any amounts received from not-for-profit sales of all non-food items approved for use in connection with promotional campaigns, if any, pursuant to the franchise, license and/or area development agreements with Franchisor for the subject Premises.

          "GROUND LEASE EXPENSE" shall mean, for any period of determination, the sum of all amounts payable by Debtor under any Existing Lease with respect to the subject Premises.

          "INTEREST EXPENSE" shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of Lessee allocable to the subject Premises and all business operations thereon during such period (including interest attributable to Capital Leases), as determined in accordance with generally accepted accounting principles consistently applied.

          "NET INCOME" shall mean with respect to the period of determination, the net income or net loss of Lessee allocable to the subject Premises. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses allocable to the period of determination,
     (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense and Operating Lease Expense allocable to the period of determination, and (iii) no deductions shall be made for (x) income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with generally accepted accounting principles consistently applied, or (y) corporate overhead expense allocable to the period of determination.

          "OPERATING LEASE EXPENSE" shall mean the expenses incurred by Lessee under any Operating Lease with respect to the subject Premises and the business operations thereon during the period of determination, as determined in accordance with generally accepted accounting principles consistently applied.

          Notwithstanding the foregoing, FFCA shall have the option at any time while any of the Notes are outstanding, upon notice to Debtor, to require that Debtor cause to be maintained an aggregate Fixed Charge Coverage Ratio of at least 1.25:1 at all of the Premises relating to the Loans which have been or are about to be the subject of a Securitization (the "Securitized Loans"), instead of a Fixed Charge Coverage Ratio of at least 1.25:1 at each of such Premises. If FFCA exercises such option, the definitions relating to the Fixed Charge Coverage Ratio for such Securitized Loans shall be deemed to be modified as applicable to provide for the calculation of the aggregate Fixed Charge Coverage Ratio for all of the Premises relating to the Securitized Loans.

          C. LOST NOTE. Debtor shall, if any Note is mutilated, destroyed, lost or stolen (a "Lost Note"), promptly deliver to FFCA, upon receipt of an affidavit from FFCA stipulating that such Note has been mutilated, destroyed, lost or stolen, in substitution therefor, a new promissory note containing the same terms and conditions as such Lost Note with a notation thereon of the unpaid principal and accrued and unpaid interest. Debtor shall provide fifteen (15) days' prior notice to FFCA before making any payments to third parties in connection with a Lost Note. Except as a result of the gross negligence or intentional misconduct of Debtor, FFCA shall indemnify Debtor for all reasonable costs, expenses, damages, claims and liabilities incurred by Debtor as a result of a Lost Note.

          D. NONCONSOLIDATION. (1) Debtor shall at all times maintain correct and complete books and records of account separate from all other Persons. Where necessary or appropriate, Debtor will disclose the nature of the transaction contemplated by the Loan Documents and Debtor's independent status to its creditors. Debtor shall not own or lease any assets other than the Premises and related restaurant equipment, nor engage in any business other than owning and leasing the Premises and related restaurant equipment, including financing the Premises with FFCA. Debtor shall not commingle its assets and its liabilities with those of any other Person.

          (2) Debtor shall maintain its own checking account or accounts with commercial banking institutions separate from other Persons.

          (3) To the extent that Debtor shares the same employees with other Persons, the salaries of and the expenses related to providing benefits to such employees, at all times shall be, fairly and nonarbitrarily allocated among such Persons, with the result that each such Person shall bear its fair share of the salary and benefit costs associated with all such common employees.

          (4) To the extent that Debtor jointly contracts with other Persons to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing at all times shall be, fairly and nonarbitrarily allocated among such Persons, with the result that each such Person shall bear its fair share of such costs. To the extent that Debtor contracts or does business with vendors or service providers where the goods or services provided are or shall be partially for the benefit of other Persons, the costs incurred in so doing at all times shall be, fairly and nonarbitrarily allocated to or among such Persons for whose benefit the goods or services are provided, with the result that each such Person shall bear its fair share of such costs. All transactions between Debtor and other Persons shall be only on an arm's-length basis.

          (5) To the extent that Debtor or other Persons have offices in the same location, there shall be a fair, appropriate and nonarbitrary allocation of overhead among them, with the result that each such Person shall bear its fair share of such expenses.

          (6) Debtor will not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation or assuming liability for the debts of any other Person (and Debtor will not hold itself out as being liable for the debts of any other Person), other than the Loans and trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances. No indebtedness other than the Loans may be secured (subordinate or pari passu) by the Premises.

          (7) Debtor shall not enter into any contract or agreement with any Affiliate of Debtor, any constituent party of Debtor or any Affiliate of any constituent party of Debtor except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.

          (8) Except with respect to the Loan Documents, Debtor shall not pledge its assets for the benefit of other Persons.

          (9) Debtor shall issue separate financial statements prepared not less frequently than annually and prepared according to generally accepted accounting principles consistently applied.

          (10) Debtor shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character in light of its contemplated business operations.

          (11) Debtor shall conduct its affairs strictly in accordance with its organizational documents, including Debtor's corporate general partner's organizational documents and shall observe all necessary, appropriate and customary formalities. The books, records and accounts of Debtor shall at all times be maintained in a manner permitting the assets and liabilities of Debtor to be easily separated and readily ascertained from those of any other Person and Debtor shall file its own tax returns.

          (12) Debtor shall not hold itself out to the public or to any of its individual creditors as being a unified entity with assets and liabilities in common with any other Person. Debtor shall maintain and utilize separate stationery, invoices and checks.

          (13) Debtor shall not make any loans or advances to any third party (including any Affiliate of Debtor or constituent party of Debtor).

          (14) Debtor shall not, as to itself or as to other Persons, (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Debtor or other Persons or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Debtor or its debts or other Persons or their debts or (ii) seek appointment of a receiver, trustee, custodian or other similar official for Debtor or for all or any substantial part of its or other Person's assets or make a general assignment for the benefit of Debtor's creditors. Debtor shall not take any action in furtherance of, or indicating its consents to, approval of or acquiescence in, any of the acts set forth above. Debtor shall not be unable to, or admit in writing its inability to, pay its debts.

          E. EXISTING LEASE MODIFICATIONS. The Existing Leases which will be assigned to Debtor prior to Closing shall not be modified, amended, terminated, cancelled or surrendered without FFCA's prior consent, which consent shall not be unreasonably withheld or delayed with respect to modifications or amendments as long as the proposed modification or amendment does not shorten the term of the Existing Lease or increase the amount of rent to be paid thereunder.

     8. TRANSACTION CHARACTERIZATION. This Agreement is a contract to extend a financial accommodation (as such term is used in the Code) for the benefit of Debtor. It is the intent of the parties hereto that the business relationship created by this Agreement, the Notes, the Mortgages and the other Loan Documents is solely that of creditor and debtor and has been entered into by both parties in reliance upon the economic and legal bargains contained in the Loan Documents. None of the agreements contained in the Loan Documents is intended, nor shall the same be deemed or construed, to create a partnership between Debtor and FFCA, to make them joint venturers, to make Debtor an agent, legal representative, partner, subsidiary or employee of FFCA, nor to make FFCA in any way responsible for the debts, obligations or losses of Debtor.

     9. CONDITIONS OF CLOSING. The obligation of FFCA to consummate the transaction contemplated by this Agreement is subject to the fulfillment or waiver of each of the following conditions:

          A. TITLE. Fee title to each of the Premises shall be vested in Debtor, free of all liens, encumbrances, restrictions, encroachments and easements, except the Permitted Exceptions and the liens created by the Mortgages and the UCC-1 Financing Statements, provided that, with respect to the Leased Premises, Debtor shall be the holder of a leasehold interest in the land relating thereto and the holder of either a fee or leasehold interest in the buildings and improvements relating thereto, as indicated in the Lease Estoppel Certificate and Consent relating thereto. Upon Closing, FFCA will obtain a valid and perfected first priority lien upon and security interest in Debtor's right, title and interest in and to each of the Premises.

          B. CONDITION OF PREMISES. FFCA shall have inspected and approved the Premises, the Premises and the equipment located thereon shall be in good condition and repair and of good workmanship and materials, and the Premises shall be fully equipped and operational, clean, orderly, sanitary, safe, well-lit, landscaped, decorated, attractive and with a suitable layout, physical plant, traffic pattern and location, all as determined by FFCA in its sole discretion.

          C. EVIDENCE OF TITLE. FFCA shall have received for each of the Premises a preliminary title report and irrevocable commitment to insure title by means of a mortgagee's, ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the Premises is located) issued by Title Company showing good and marketable fee or leasehold title, as the case may be, in such Premises in Debtor, committing to insure FFCA's first priority lien upon and security interest in such Premises subject only to liens, encumbrances, restrictions and easements approved by FFCA, and containing such endorsements as FFCA may require.

          D. SURVEY. FFCA shall have received a current ALTA survey of each of the Premises, the form and substance of which shall be satisfactory to FFCA in its sole discretion. Debtor shall have provided FFCA with evidence satisfactory to FFCA that the location of each of the Premises is not within the 100-year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration, or if any Premises is in such a flood plain or special flood hazard area, Debtor shall provide FFCA with evidence of flood insurance maintained on such Premises in amounts and on terms and conditions satisfactory to FFCA.

          E. ENVIRONMENTAL. FFCA shall have received a Phase I environmental report (and a Phase II environmental report, if necessary, as determined by FFCA in its sole discretion) for each of the Premises, the form, substance and conclusions of which shall be satisfactory to FFCA in its sole discretion.

          F. ZONING. Debtor shall have provided FFCA with evidence satisfactory to FFCA that each of the Premises is properly zoned for its use as a Franchisor Restaurant, including evidence that the use of any of the Premises as a Franchisor Restaurant would not constitute a nonconforming use under applicable zoning requirements which would prevent a Franchisor Restaurant from being re-built and operated on such Premises in the event that the existing Franchisor Restaurant is subject to a casualty.

          G. COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS. ALL obligations of Debtor under this Agreement shall have been fully performed and complied with, and no event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under the Loan Documents, the franchise, license and/or area development agreements with Franchisor for the Premises or any other agreement between or among FFCA, Debtor, Lessee or Franchisor pertaining to the subject matter hereof, and no event shall have occurred or condition shall exist or information shall have been disclosed by Debtor or discovered by FFCA which has had or would have a material adverse effect on the Premises, Debtor or Lessee, and accordingly, FFCA's willingness to consummate the transaction contemplated by this Agreement, as determined by FFCA in its sole and absolute discretion.

          H. PROOF OF INSURANCE. Debtor shall have delivered to FFCA copies of insurance policies showing that all insurance required by the Loan Documents and providing coverage and limits satisfactory to FFCA are in full force and effect.

          I. OPINION OF COUNSEL TO DEBTOR AND LESSEE. Debtor and Lessee shall have caused Counsel to prepare and deliver an opinion in form and substance satisfactory to FFCA and its counsel.

          J. ASSIGNMENTS OF RENTS AND LEASES. Debtor shall have executed and delivered an Assignment of Rents and Leases for each Premises.

          K. AVAILABILITY OF FUNDS. FFCA presently has sufficient funds to discharge its obligations under this Agreement. In the event that the transaction contemplated by this Agreement does not close on or before the date established for Closing under Section 4(a) hereof, FFCA does not warrant that it will thereafter have sufficient funds to consummate the transaction contemplated by this Agreement.

          L. FRANCHISE AGREEMENT. FFCA shall have received a certificate, consent and agreement from Franchisor in form and substance acceptable to FFCA in its sole discretion with respect to the Premises, the Existing Leases and the franchise, license and/or area development agreements between Lessee and Franchisor relating to the Premises (the "Franchisor Certificate").

          M. EXISTING LEASES. Each of the Existing Leases shall be in full force and effect and Debtor shall be entitled to occupy the Premises corresponding thereto. FFCA shall have approved each Existing Lease in its sole discretion and Debtor shall have delivered to FFCA an estoppel certificate and consent from each Existing Lessor, the form and substance of which shall be satisfactory to FFCA in its sole discretion (the "Lease Estoppel Certificate and Consents"). If any mortgages or deeds of trust (or other similar security agreements) encumber fee simple title to any Leased

     Premises, the holders of such instruments shall have delivered nondisturbance agreements to Debtor and FFCA with respect to the Existing Leases in form and substance acceptable to FFCA in its reasonable discretion (the "Nondisturbance Agreements").

          N. CLOSING DOCUMENTS. At or prior to the Closing Date, FFCA and/or Debtor and/or Lessee, as may be appropriate, shall execute and deliver or cause to be executed and delivered to Title Company or FFCA, as may be appropriate, all documents required to be delivered by this Agreement, and such other documents, payments, instruments and certificates, as FFCA may require in form acceptable to FFCA, including, without limitation, the following:

           (1)      Notes
           (2)      Mortgages;
           (3)      Operating Leases;
           (4)      Assignments of Rents and Leases;
           (5)      Franchisor Certificate;
           (6)      Proof of Insurance;
           (7)      Opinion of Counsel to Debtor and Lessee;
           (8)      Evidence of satisfactory zoning;
           (9)      UCC-1 Financing Statements;
           (10)     Environmental Indemnity Agreements;
           (11)     Lease Estoppel Certificate and Consents; and
           (12)     Nondisturbance Agreements, as applicable.

          O. ADDITIONAL ENTERPRISE VALUE FINANCING. FFCA shall have received and approved the terms and conditions of the Additional Enterprise Value Financing.

          P. DUE DILIGENCE. FFCA shall have completed its due diligence of Debtor and Lessee to FFCA's satisfaction in its sole and absolute discretion.

Upon fulfillment or waiver of all of the above conditions, FFCA shall deposit funds necessary to close this transaction with the Title Company and this transaction shall close in accordance with the terms and conditions of this Agreement.

     10. DEFAULT AND REMEDIES

          A. Each of the following shall be deemed an event of default by Debtor (each, an "Event of Default"):

          (1) If any representation or warranty of Debtor set forth in any of the Loan Documents is false in any material respect, or if Debtor renders any intentionally false statement or account.

          (2) If any principal, interest or other monetary sum due under the Notes, the Mortgages or any other Loan Document is not paid within five days after the date when due; provided, however, notwithstanding the occurrence of such an Event of Default, FFCA shall not be entitled to exercise its rights and remedies set forth below unless and until FFCA shall have given Debtor notice thereof and a period of five days from the delivery of such notice shall have elapsed without such Event of Default being cured.

          (3) If Debtor fails to observe or perform any of the other covenants (except with respect to a breach of the Fixed Charge Coverage Ratio, which breach is addressed in subitem (7) below), conditions, or obligations of this Agreement; provided, however, if any such failure does not involve the payment of any monetary sum to FFCA, is not willful, does not place any rights or property of FFCA in immediate jeopardy, and is within the reasonable power of Debtor to promptly cure after receipt of notice thereof, all as determined by FFCA in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until FFCA shall have given Debtor notice thereof and a period of 30 days shall have elapsed, during which period Debtor may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind. If such failure cannot reasonably be cured within such 30-day period, as determined by FFCA in its reasonable discretion, and Debtor is diligently pursuing a cure of such failure, then Debtor shall have a reasonable period to cure such failure beyond such 30-day period, which shall not exceed 90 days after receiving notice of such failure from FFCA. If Debtor shall fail to correct or cure such failure within such 90-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required.

          (4) If Debtor or Lessee becomes insolvent within the meaning of the Code, files or notifies FFCA that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, an "Action"), becomes the subject of either an involuntary Action or petition under the Code without such involuntary Action or petition being dismissed within 90 days of filing, or is not generally paying its debts as the same become due.

          (5) If there is an "Event of Default" under any Operating Lease or any other Loan Document, or if there is a breach or default, after the passage of all applicable notice and cure or grace periods, under any other agreement or instrument, including, without limitation, promissory notes and guaranties, between, among or by (1) Debtor, Lessee and/or any subsidiary or Affiliate of Debtor or Lessee, and, or for the benefit of,
     (2) FFCA and/or any subsidiary or Affiliate of FFCA or Franchise Finance Corporation of America, a Delaware corporation; provided, however, that (x) a breach or default, after the passage of all applicable notice and cure or grace periods, under any such Operating Lease, Loan Document, agreement or instrument which relates to a loan or sale/leaseback transaction which has not been the subject of a Securitization shall not constitute an Event of Default under any such Operating Lease, Loan Document, agreement or instrument which relates to a loan or sale/leaseback transaction which has been the subject of a Securitization, and (y) a breach or default, after the passage of all applicable notice and cure or grace periods, under any such Operating Lease, Loan Document, agreement or instrument which relates to a loan or sale/leaseback transaction which has been the subject of a Securitization transaction shall not constitute an Event of Default under any such Operating Lease, Loan Document, agreement or instrument which relates to a loan or sale/leaseback transaction which has been the subject of a different Securitization transaction.

          (6) If there is a breach or default, after the passage of any applicable notice and grace period, under an), franchise, license and/or area development agreement with Franchisor with respect to any of the Premises which breach or default would have a Material Adverse Effect, or if such franchise, license and/or area development agreement terminates or expires prior to the payment in full of the Note corresponding to such Premises in accordance with its terms and a substitute agreement for the terminated or expired agreement is not entered into prior to such expiration or termination, which substitute agreement shall be in form and substance reasonably satisfactory to FFCA.

          (7) If there is a breach of the Fixed Charge Coverage Ratio and FFCA shall have given Debtor notice thereof and Debtor shall have failed within a period of 30 days from the delivery of such notice to pay to FFCA the FCCR Amount (without premium or penalty) with respect to each of those Premises for which the Fixed Charge Coverage Ratio is below 1.25:1 (each, a "Subject Premises").

          For purposes of this subsection, "FCCR Amount" means that sum of money which, when subtracted from the outstanding principal amount of the Note corresponding to a Subject Premises, and assuming the resulting principal balance is reamortized over the remaining term of such Note, will result in an adjusted Fixed Charge Coverage Ratio for such Subject Premises of at least 1.25:1 based on the prior year's operations. Promptly after Debtor's payment of the FCCR Amount, Debtor and FFCA agree to execute an amendment to each such Note in form and substance reasonably acceptable to FFCA reducing the principal amount payable to FFCA under such Note and reamortizing the principal amount of such Note over the then remaining term of such Note.

          Notwithstanding the foregoing, if FFCA shall have exercised its option to require that Debtor cause to be maintained an aggregate Fixed Charge Coverage Ratio of at least 1.25:1 at all of the Premises relating to the Securitized Loans, then, in order to prevent an Event of Default from occurring by reason of a breach of such Fixed Charge Coverage Ratio, Debtor must pay to FFCA the Aggregate FCCR Amount (without premium or penalty) within the aforesaid 30 day period with respect to such of the Premises (as selected by Debtor) necessary to cure the breach of such Fixed Charge Coverage Ratio and for which a Fixed Charge Coverage Ratio of at least 1.25:1 is not being maintained (with the definitions relating to the Fixed Charge Coverage Ratio being modified as applicable to provide for a calculation of the Fixed Charge Coverage Ratio on an individual basis for each such Premises) (each a "Selected Premises"). For purposes of the preceding sentence, "Aggregate FCCR Amount" means that sum of money which, when subtracted from the aggregate outstanding principal balance of each Note relating to the Securitized Loans and corresponding to a Selected Premises, and assuming the resulting principal balance is reamortized over the remaining term of such Note, will result in an adjusted aggregate Fixed Charge Coverage Ratio for all of the Premises relating to the Securitized Loans of at least 1.25:1 based on the prior year's operations.

          (8) If an Existing Lease terminates or expires prior to the scheduled maturity date of the Note corresponding to the Premises to which the Existing Lease relates.

          B. Upon and during the continuance of an Event of Default, subject to the limitations set forth in subsection A, FFCA may declare all or any part of the obligations of Debtor under the Notes, this Agreement and any other Loan Document to be due and payable, and the same shall thereupon become due and payable without any presentment, demand, protest or notice of any kind except as otherwise expressly provided herein, and Debtor hereby waives notice of intent to accelerate the obligations secured by the Mortgages. Thereafter, FFCA may exercise, at its option, concurrently, successively or in any combination, all remedies available at law or in equity, including without limitation any one or more of the remedies available under the Notes, the Mortgages or any other Loan Document. Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect FFCA's right to realize upon or enforce any other security now or hereafter held by FFCA, it being agreed that FFCA shall be entitled to enforce this Agreement and any other security now or hereafter held by FFCA in such order and manner as it may in its absolute discretion determine. No remedy herein conferred upon or reserved to FFCA is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to FFCA, or to which FFCA may be otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by FFCA.

     11. ASSIGNMENTS.

          A. Subsequent to the funding of the Loans by FFCA, FFCA may assign in whole or in part its rights under this Agreement, including, without limitation, in connection with any Transfer, Participation and/or Securitization. Upon any unconditional assignment of FFCA's entire right and interest hereunder, FFCA shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of FFCA contained herein.

          B. Debtor shall not, without the prior written consent of FFCA, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Premises, any of Debtor's rights under this Agreement or any interest in Debtor, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise, except, subsequent to the Closing, as expressly permitted by the Mortgage.

          12. INDEMNITY. Debtor agrees to indemnify, hold harmless and defend FFCA and its directors, officers, shareholders, employees, successors, assigns, agents, contractors, subcontractors, experts, licensees, affiliates, lessees, lenders, mortgagees, trustees and invitees, as applicable (collectively, the "Indemnified Parties"), from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees (collectively, "Losses"), arising as the result of an Environmental Condition and/or a breach of any of the representations, warranties, covenants, agreements or obligations of Debtor set forth in this Agreement. Without limiting the generality of the foregoing, such indemnity shall include, without limitation, any engineering, governmental inspection and reasonable attorneys' fees and expenses that the Indemnified Parties may incur by reason of any representation set forth in this Agreement being false, or by reason of any investigation or claim of any Governmental Authority in connection therewith. Notwithstanding the foregoing, Debtor shall not be obligated to indemnify, hold harmless and defend the Indemnified Parties with respect to those Losses caused by an Environmental Condition which directly resulted from affirmative acts taken with respect to a Premises by any Person (other than Debtor, Lessee or an Affiliate of Debtor or Lessee) after the completion of a foreclosure of the Mortgage corresponding to such Premises by FFCA or the acceptance by FFCA of a deed-in-lieu thereof, it being expressly understood and agreed that Debtor shall be obligated to indemnify, hold harmless and defend the Indemnified Parties with respect to any Environmental Condition arising or accruing prior to the completion of the foreclosure of such Mortgage by FFCA or the acceptance by FFCA of a deed-in-lieu thereof even if such Environmental Condition is not discovered until after the completion of such foreclosure or acceptance of a deed-in-lieu thereof.

          13. MISCELLANEOUS PROVISIONS.

          A. NOTICES. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next business day, if delivered by express overnight delivery service, or (d) the third business day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

          If to Debtor:         300 Pond Street
                                Randolph, MA 02368
                                Attention: Mr. Paul Hoagland
                                Telephone: (617) 986-4600
                                Telecopy: (617) 986-0358

          with a copy to:       Brown, Rudnick, Freed and Gesmer
                                One Financial Center
                                Boston, MA 02111
                                Attention: Carl E. Axelrod,
                                Esq.
                                Telephone: (617) 856-8200
                                Telecopy: (617) 856-8201

          If to FFCA:           Dennis L. Ruben, Esq.
                                Executive Vice President and
                                General Counsel
                                FFCA Acquisition Corporation
                                17207 North Perimeter Drive
                                Scottsdale, AZ 85255
                                Telephone:  (602) 585-4500
                                Telecopy:  (602) 585-2226

          B. REAL ESTATE COMMISSION. FFCA and Debtor represent and warrant to each other that they have dealt with no real estate or mortgage broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement. FFCA and Debtor shall indemnify and hold each other harmless from and against any costs, claims or expenses, including attorneys' fees, arising out of the breach of their respective representations and warranties contained within this Section.

          C. WAIVER AND AMENDMENT. No provisions of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

          D. CAPTIONS. Captions are used throughout this Agreement for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

          E. FFCA'S LIABILITY. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by FFCA, that (i) there shall be absolutely no personal liability on the part of any shareholder, director, officer or employee of FFCA, with respect to any of the terms, covenants and conditions of this Agreement or the other Loan Documents, (ii) Debtor waives all claims, demands and causes of action against FFCA's officers, directors, employees and agents in the event of any breach by FFCA of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by FFCA and (iii) Debtor shall look solely to the assets of FFCA for the satisfaction of each and every remedy of Debtor in the event of any breach by FFCA of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by FFCA, such exculpation of liability to be absolute and without any exception whatsoever.

          F. SEVERABILITY. The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be held unenforceable, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

          G. CONSTRUCTION GENERALLY. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and is entered into by both parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Debtor and FFCA were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

          H. OTHER DOCUMENTS. Each of the parties agrees to sign such other and further documents as may be appropriate to carry out the intentions expressed in this Agreement.

          I. ATTORNEYS' FEES. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs in addition to any other relief to which it may be entitled. References in this Agreement to the attorneys' fees and/or costs of FFCA shall mean both the reasonable fees and costs of independent outside counsel retained by FFCA with respect to this transaction and the costs (but not the fees) of FFCA's in-house counsel incurred in connection with this transaction.

          J. ENTIRE AGREEMENT. This Agreement and the other Loan Documents, together with any other certificates, instruments or agreements to be delivered in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Debtor and FFCA with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Debtor and FFCA, the terms and conditions of this Agreement shall control over the terms and conditions of the Commitment notwithstanding that such terms and conditions may be inconsistent with or vary from those set forth in the Commitment.

          K. FORUM SELECTION; JURISDICTION; VENUE; CHOICE OF LAW. Debtor acknowledges that this Agreement was substantially negotiated in the State of Arizona, the Agreement was signed by FFCA in the State of Arizona and delivered by Debtor in the State of Arizona, all payments under the Notes will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Agreement, the parties hereto hereby expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona and Debtor consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Debtor waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of the parties hereto that all provisions of this Agreement shall be governed by and construed under the laws of the State of Arizona. To the extent that a court of competent jurisdiction finds Arizona law inapplicable with respect to any provisions hereof, then, as to those provisions only, the laws of the states where the Premises are located shall be deemed to apply. Nothing in this Section shall limit or restrict the right of FFCA to commence any proceeding in the federal or state courts located in the states in which the Premises are located to the extent FFCA deems such proceeding necessary or advisable to exercise remedies available under this Agreement or the other Loan Documents.

          L. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

          M. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Debtor and FFCA and their respective successors and permitted assigns, including, without limitation, any United States trustee, any debtor in possession or any trustee appointed from a private panel.

          N. SURVIVAL. Except for the conditions of Closing set forth in Sections 2 and 9, which shall be satisfied or waived as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Debtor and FFCA set forth in this Agreement shall survive the Closing.

          O. WAIVER OF JURY TRIAL AND PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES. DEBTOR AND FFCA HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, DEBTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM FFCA WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY DEBTOR AGAINST FFCA OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY DEBTOR OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

          P. TRANSFERS, PARTICIPATIONS AND SECURITIZATION. A material inducement to FFCA's willingness to complete the transactions contemplated by the Loan Documents is Debtor's agreement that FFCA may, at any time after the funding of each of the Loans, sell, transfer or assign any Note, Mortgage and any of the other Loan Documents, and any or all servicing rights with respect thereto (each, a "Transfer"), or grant participations therein

     (each, a "Participation"), or complete an asset securitization vehicle selected by FFCA, in accordance with all requirements which may be imposed by the investors or the rating agencies involved in such securitized financing transaction, as selected by FFCA, or which may be imposed by applicable securities, tax or other laws or regulations, including, without limitation, laws relating to FFCA's status as a real estate investment trust (each, a "Securitization").

          Debtor agrees to cooperate in good faith with FFCA in connection with any Transfer, Participation and/or Securitization, including, without limitation, (i) providing such documents, financial and other data, and other information and materials (the "Disclosures") which would typically and reasonably be required with respect to Debtor and Lessee by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or the Securitization, as applicable; provided, however, Debtor and Lessee shall not be required to make Disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws; and (ii) amending the terms of the transactions evidenced by the Loan Documents and the Operating Leases to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfers, Participations or Securitization, so long as such amendments would not have a material adverse effect upon Debtor, Lessee or the transactions contemplated hereunder.

          Debtor consents to FFCA providing the Disclosures, as well as any other information which FFCA may now have or hereafter acquire with respect to the Premises or the financial condition of Debtor and Lessee, to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to each Transfer, Participation and/or Securitization, as applicable; provided that, to the extent that any of such Disclosures or other information include confidential information, FFCA shall take reasonable steps to advise all Persons to whom confidential information is disclosed by FFCA that the information being disclosed is confidential. FFCA and Debtor (and their respective Affiliates) shall each pay their own attorneys fees and other out-of-pocket expenses incurred in connection with the performance of their respective obligations under this Section.

          Notwithstanding anything to the contrary contained herein, Debtor shall not be required to: (i) amend or change any documents evidencing or securing any Loan which would modify (A) the interest rate payable under any Note, (B) the stated maturity of any Note, (C) the amortization of principal or prepayment rights with respect to any Note, (D) the recourse provisions of any Loan, or (E) any other material economic term of any Loan which would have a material adverse effect on Debtor or the transactions contemplated by this Agreement; or (ii) bear any cost or expense (other than nominal costs or expenses) for updated title insurance endorsements, surveys, environmental reports, legal opinions or any other similar cost or expense relating to such Transfers, Participations or Securitizations except for its own attorney's fees in reviewing documents drafted or proposed by FFCA or its counsel with respect thereto.

          Q. STATE SPECIFIC PROVISIONS. DEBTOR ACKNOWLEDGES THAT THE TRANSACTION CONTEMPLATED HEREIN IS A COMMERCIAL TRANSACTION WITHIN THE MEANING OF
     SECTION 52-278a OF THE CONNECTICUT GENERAL STATUTES, AND THAT IN ANY ACTION UPON THIS TRANSACTION, FFCA MAY AVAIL ITSELF OF AND PURSUE ITS RIGHTS TO OBTAIN A PREJUDGMENT REMEDY IN ACCORDANCE WITH SECTION 52-278f OF THE

     CONNECTICUT GENERAL STATUTES. DEBTOR HAS BEEN ADVISED BY COUNSEL OF ITS RIGHTS WITH RESPECT TO PREJUDGMENT REMEDIES UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED, INCLUDING SECTIONS 52-278a TO 52-278g. DEBTOR HEREBY KNOWINGLY AND WILLING WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ALL RIGHTS OF NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER IN CONNECTION WITH THE OBTAINING BY FFCA OF ANY PREJUDGMENT REMEDY WITH RESPECT TO THIS AGREEMENT, OR PURSUANT TO ANY OTHER DOCUMENT EXECUTED BY DEBTOR IN CONNECTION WITH THIS TRANSACTION, INCLUDING ANY AMENDMENTS OR EXTENSIONS HEREOF OR THEREOF. FURTHER, DEBTOR WAIVES ANY REQUIREMENT OF FFCA TO POST A BOND OR ANY OTHER SECURITY, OR TO SHOW SOME EXIGENCY, IN CONNECTION WITH THE OBTAINING BY FFCA OF ANY SUCH PREJUDGMENT REMEDY.

     IN WITNESS WHEREOF, Debtor and FFCA have entered into this Agreement as of the date first above written.

                                   FFCA:

                                   FFCA ACQUISITION CORPORATION,
                                   a Delaware corporation

                                   By /s/ Stephen G. Schmitz
                                   Printed STEPHEN G. SCHMITZ
                                   Its  EXECUTIVE VICE PRESIDENT AND
                                        Chief Investment Officer

                                   DEBTOR:

                                   NERC LIMITED PARTNERSHIP,
                                   a Delaware limited partnership

                                   By  NERC SPE INC.,
                                       a Delaware corporation,
                                       its general partner

                                   By /s/ Paul V. Hoagland
                                       Paul V. Hoagland
                                       Vice President, Finance and
                                       Assistant Treasurer


STATE OF ARIZONA       ]
                       ] SS.
COUNTY OF MARICOPA     ]

     The foregoing instrument was acknowledged before me on August 4, 1997 by Stephen G. Schmitz, EVP and CIO of FFCA Acquisition Corporation, a Delaware corporation, on behalf of the corporation.


                                        /s/ Michelle Stewart
                                        Notary Public


My Commission Expires:





COMMONWEALTH OF MASSACHUSETTS   ]
                                ] SS.

COUNTY OF SUFFOLK               ]

     On this, the 5th day of August, 1997, before me, the undersigned officer, personally appeared Paul V. Hoagland, who acknowledged himself to be Vice President, Finance and Assistant Treasurer of NERC SPE, Inc., a Delaware corporation, the general partner of NERC Limited Partnership, a Delaware limited partnership, and that he as such Vice President, Finance and Assistant Treasurer, being authorized to do so, executed the foregoing for the purposes therein contained.

         IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                    /s/ Paul L. Bauer
                                    Notary Public
                                    My Commission Expires:

                                    EXHIBIT A

------------------------------------------------------------------------------------------------------------------------------------
       FFCA               PC                        PROPERTY                                                               LOAN
       NO.                No.                       ADDRESS                           CITY              STATE             AMOUNT
------------------------------------------------------------------------------------------------------------------------------------

    8000-5408             22         11 Spring Street                             Southington             CT        $ 2,550,000.00
    8000-5409             17         285 Daniel Webster Highway                      Nashua               NH        $ 2,550,000.00
    8000-5410             19         845 West Main Road                            Middletown             RI        $ 2,550,000.00
    8000-5411              2         Airport Rotary; 545 Route 132                  Hyannis               MA        $ 1,950,000.00
    8000-5412             29         81 Newton Road                                 Danbury               CT        $ 2,150,000.00
    8000-5416             15         Shaws Plaza; 255 Collyer Street               Providence             RI        $   900,000.00
    8000-5419              4         6 Whiting Street                               Hingham               MA        $   900,000.00
    8000-5420             24         930 Providence Highway                          Dedham               MA        $   500,000.00
    8000-5423             23         1175 Riverdale Street                        W. Springfield          MA        $   900,000.00
    8000-5424             21         2100 Dixwell Avenue                             Hamden               CT        $   950,000.00
    8000-5425             26         297 South Broadway                              Salem                NH        $   900,000.00
    8000-5426             28         3 New Rochester Road                            Dover                NH        $   900,000.00
    8000-5427             32         1071 South Willow Street                      Manchester             NH        $   950,000.00
    8000-5428             31         426 Russell Street, Route 9                     Hadley               MA        $   950,000.00
    8000-5429             34         Ivory Plaza, 170 Pearl Street                 Braintree              MA        $   900,000.00
    8000-5430             201        19 Commerce Way                                 Woburn               MA        $   950,000.00
    8000-5529             20         465 Maine  Mall Road                         S. Portland             ME        $   950.000.00
                                                                                                                    ===============
                                                                                                                    $22,440,000.99
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

       FFCA                  STREET ADDRESS                 CITY                         STATE

     8000-5408              11 Spring Street                 Southington                   CT

     8000-5413           3107 Berlin Turnpike &               Newington                    CT
                             Pascone Avenue

     8000-5415              2855 Main Street                 Glastonbury                   CT

       FFCA                  STREET ADDRESS                 CITY                         STATE


     8000-5416          Shaws Plaza; 255 Collyer             Providence                    RI
                                 Street

     8000-5419              6 Whiting Street                   Hingham                     MA


     8000-5420           930 Providence Highway                Dedham                      MA

     8000-5421           108 Middlesex Turnpike              Burlington                    MA

     8000-5422            291 Boston Turnpike                Shrewsbury                    MA

     8000-5423           1175 Riverdale Street                  West                       MA
                                                             Springfield

     8000-5424            2100 Dixwell Avenue                  Hamden                      CT

     8000-5425             297 South Broadway                   Salem                      NH

     8000-5426            Weeks Traffic Circle                  Dover                      NH

     8000-5427          1071 South Willow Street             Manchester                    NH

     8000-5428        426 Russell Street; Route 9              Hadley                      MA

     8000-5429       Ivory Plaza, 170 Pearl Street            Braintree                    MA

     8000-5430              19 Commerce Way                    Woburn                      MA

     8000-5529              Maine Mall Road                     South                      ME
                                                              Portland